Exhibit 99.1

MALVERN, Pa., April 21, 2005 — IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today announced that the company will report preliminary financial results for the second quarter of fiscal 2005 on Thursday, April 28, 2005. The company also announced that it is conducting a review of its billing controls and reserve practices for trade accounts receivable, and that this review will not be completed by April 28.

During an analysis of aged trade receivables conducted during the quarter, and in connection with performing self-assessment and testing of its internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, the company identified deficiencies in the processes and timeliness by which it issues and adjusts certain invoices. The identified deficiencies result from the centralization of billing centers and the migration to a new billing platform and relate to the company’s U.S. trade accounts receivable, and do not affect receivables arising under the company’s European, Canadian and Mexican operations, receivables owing from General Electric Capital Corporation (“GE”) under the Company’s leasing relationship with GE, or receivables arising under its Legal Document Service and Business Document Service businesses.

In connection with these developments, management has initiated a comprehensive review to determine the extent to which certain trade receivables as of March 31, 2005 may be overstated due to billing errors and insufficient reserves relating to aged receivables. Preliminary sample data suggest that trade receivables as of March 31, 2005 may be overstated by an estimated $45 million out of a total trade accounts receivables balance of $376 million. Total accounts receivable as of March 31, 2005 were $721 million. Management believes that the estimated overstatement represents a cumulative effect over multiple periods, but stressed that the estimate relates to the company’s balance sheet as of March 31, 2005, and is based only on the sample data assessed to date. As the company completes its detailed analysis, it will assess the accuracy of the estimate, evaluate the impact on prior periods, and determine the extent to which it will be required to restate results for any prior periods. Any impact is expected to be recorded as a non-cash charge that will not impact cash flow from operations. Due to the time and effort involved in completing the required analysis, the company anticipates that it will need to delay filing its Form 10-Q for the fiscal quarter ended March 31, 2005.

Matthew J. Espe, IKON’s Chairman and Chief Executive Officer commented, “We identified this issue and are acting quickly to fully resolve it. We are committed to taking every step to fix not only the current issue, but also its root causes so that we can remove any barriers to creating profitable growth going forward.”

The company anticipates that it will report preliminary second quarter results from continuing operations that are consistent with its previously communicated expectations of earnings per diluted share in the range of $0.14 to $0.16, excluding its previously announced restructuring charges and charges related to the pending review of its receivables and related reserves, with operating cash flows exceeding management expectations. The company also anticipates that it will report fiscal 2005 results from continuing operations that are consistent with its previously communicated expectations of earnings per diluted share in the range of $0.63 to $0.68, although at the low end of that range, again excluding the impact of the restructuring charges and the pending receivables and reserves review. As a result of the recently announced update to the requirements of the Securities and Exchange Commission relating to share based payments, the Company expects to begin expensing stock options in its first quarter of fiscal 2006.

QUARTERLY EARNINGS CONFERENCE CALL: Preliminary information regarding the second quarter results and the Company’s outlook for the full year will be discussed on a conference call hosted by IKON at 10:00 a.m. EDT on Thursday, April 28, 2005. Please call (719) 457-2626 to participate. The live audio broadcast of the call can be accessed on IKON’s Investor Relations homepage. A replay of the conference call will also be available on IKON’s Investor Relations homepage approximately two hours after the call ends through the next quarterly reporting period. To listen, please go to http://www.ikon.com/about/ir/events/ and click on “IKON Office Solutions Second Quarter Preliminary Results Conference Call.” Beginning at 1:00 p.m. EDT on April 28, 2005 and ending at midnight EDT on May 2, 2005, a complete replay of the conference call can also be accessed via telephone by calling (719) 457-0820 and using the access code: 8024990.

IKON Office Solutions (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI and HP, and document management software from companies like Captaris, EMC (Documentum), Kofax and others, to deliver tailored, high-value solutions implemented and supported by its global services organization — IKON Enterprise Services. IKON represents one of the industry’s broadest portfolios of document management services, including professional services, on-site managed services, legal document services, customized workflow solutions, and comprehensive support through its service force of approximately 16,000 employees, including its team of about 7,000 customer service technicians and support resources worldwide. With Fiscal 2004 revenues of $4.65 billion, IKON has approximately 500 locations throughout North America and Western Europe.

This news release includes information, which constitutes forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include all matters that are not historical facts, including, without limitation, statements relating to IKON’s expected second quarter and full fiscal 2005 results, an estimated $45 million overstatement of IKON’s trade receivables, the possibility of a delay in the filing of IKON’s Form 10-Q for the second quarter of fiscal 2005, and the expensing of stock options in the first quarter of fiscal 2006. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; the implementation, timing and cost of the ERP conversion; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in the “Forward-Looking Information” section of IKON’s Quarterly Report on Form 10-Q for the period ended December 31, 2004, filed with the Securities and Exchange Commission on February 8, 2005. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

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